Exhibit 99.1
For Immediate Release: May 23, 2007
CONTACT:	Dan Behrendt CFO TASER International, Inc. (480) 905-2000
TASER International CEO Exercises Expiring Options
and Establishes 10b5-1 Trading Plan
SCOTTSDALE, AZ, May 23, 2007 — TASER International, Inc. (NASDAQ: TASR) a market leader in advanced electronic control devices today announced that Chief Executive Officer Rick Smith has exercised nonqualified stock options to acquire 504,000 shares of TASER common stock which expire on May 29, 2007 and has adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 related to the sale of 500,000 shares. Similarly, Tom Smith, Chairman of TASER International’s Board of Directors, has also adopted a stock trading plan in accordance with Rule 10b5-1. The Smiths’ plans are a component of their overall tax and financial planning strategy that is designed to provide enhanced diversification and liquidity relating to taxes and acquisition costs associated with the exercise of the stock options.
Rule 10b5-1 enables corporate officers and directors to establish stock trading plans for the orderly sale of predetermined amounts of securities. Such plans may be initiated only when the officers and directors are not in possession of material and non-public information. The rule allows individuals adopting such plans to sell shares over a specified amount of time at specific prices in the future, even if subsequent material and non-public information becomes available to them.
Rick Smith executed a “cashless” exercise for a portion of these nonqualified stock options under which approximately 100,000 option shares were sold on the open market to fund the acquisition of the balance of 404,000 option shares being acquired through an “exercise and hold.” Under the provisions of Rick Smith’s 10b5-1 plan, up to 500,000 shares may be sold, which, together with the approximate 100,000 option shares sold in the “cashless” exercise, represent 19% of the 3,171,376 shares he controls (2,765,208 shares owned and 406,168 in remaining vested stock options). Any transactions executed under the provisions of the plan, which is effective for approximately 12 months starting in the third quarter of 2007, will be reported on Form 4 filings with the Securities and Exchange Commission. There are no assurances that any shares will be sold during the duration of the plan.
Under the provisions of Tom Smith’s 10b5-1 plan, up to 375,000 shares may be sold, representing 19% of the 1,970,256 shares he controls (1,040,088 shares owned and 930,168 remaining vested stock options). Any transactions executed under the provisions of the plan, which is effective for approximately 12 months starting in the third quarter of 2007, will be reported on Form 4 filings with the Securities and Exchange Commission. There are no assurances that any shares will be sold during the duration of the plan.
About TASER International, Inc.
TASER International provides advanced electronic control devices for use in the law enforcement, military, private security and personal defense markets. TASER® devices use proprietary technology to incapacitate dangerous, combative or high-risk subjects who pose a risk to law enforcement officers, innocent citizens or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology saves lives every day, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information on TASER life-saving technology, please call TASER International at (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of the 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. TASER International’s forward looking statements in this press release and future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation results from Company filed lawsuits and other litigation including lawsuits resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, adjustments to these amounts which may be reflected in our 10Q filing, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, negative reports concerning TASER device uses, governmental inquiries and investigations, medical and safety studies, fluctuations in component pricing, government regulations, variation among law enforcement agencies with their TASER product experience, TASER device tests and reports, dependence upon key employees, and our ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.
The statements made herein are independent statements of TASER International. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
# # #